Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of January 23, 2015 (the “Effective Date”), among YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the “Borrower”), the undersigned lenders party to the Credit Agreement (the “Lenders”) and SOCIÉTÉ GÉNÉRALE, in its capacity as Administrative Agent and Issuing Bank (the “Administrative Agent”).

RECITALS

A.           Borrower, the Lenders and Administrative Agent are parties to a Credit Agreement dated as of August 10, 2011, as amended by that certain First Amendment and Limited Waiver to Credit Agreement and Assignment, dated as of September 30, 2012, as further amended by that certain Second Amendment to Credit Agreement and Assignment, dated as of February 13, 2013, as further amended by that certain Third Amendment to Credit Agreement and Assignment, dated as of May 20, 2013, as further amended by that certain Fourth Amendment to Credit Agreement, dated as of April 22, 2014, and as further amended by that certain Fifth Amendment to Credit Agreement, dated as of October 14, 2014 (as amended, restated, modified or supplemented from time to time until the date hereof, the “Credit Agreement”).

B.           Borrower has requested certain amendments to the Credit Agreement as set forth herein and, subject to the conditions precedent set forth herein, the parties hereto have agreed to so amend the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms. All terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (i) all references in the Loan Documents to the “Agreement” shall mean the Credit Agreement, as amended by this Amendment, and (ii) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment, as the same shall hereafter be amended from time to time.

2. Amendments to Credit Agreement. Subject to the conditions precedent set forth in Section 4 hereof, the Credit Agreement is amended as follows:

A. Section 1.02.  Section 1.02 of the Credit Agreement is hereby amended as follows:

(a) The definition of “Additional Series Preferred Stock” is hereby inserted into Section 1.02 in its alphabetically appropriate place:

“Additional Series Preferred Stock” means any preferred stock issued by Yuma Energy not constituting Disqualified Capital Stock if, and only if, all or a substantial portion of the proceeds of such Additional Series Preferred Stock have been contributed to the Borrower or its Subsidiaries (as evidenced by a certificate of a Responsible Officer of the Borrower confirming receipt of such proceeds in form and substance reasonably satisfactory to the Administrative Agent).

(b) The definition of “Applicable Margin” is hereby amended by inserting the following language immediately following the pricing table set forth therein:

“Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such time as such Reserve Report has been delivered.”

(c) The definition of “Change of Control” is hereby amended and restated in its entirety to provide:

“Change of Control” means the occurrence of any of the following: (a) the Borrower ceases to be a wholly-owned direct or indirect Subsidiary of the Parent Guarantor, (b) the Parent Guarantor ceases to be a wholly-owned direct or indirect Subsidiary of Yuma Energy, (c) the Yuma Energy Holders cease to beneficially own and control, directly or indirectly, at least 40% of the issued and outstanding shares of Yuma Common Stock, or (d) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 40% or more of the outstanding Yuma Common Stock on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

(d) The definition of “Funded Debt” is hereby amended by inserting the following language immediately before the period at the end thereof: “all determined on a consolidated basis with respect to Borrower and its Subsidiaries in accordance with GAAP”.

(e) The definition of Interest Expense is hereby amended and restated in its entirety to provide:

“Interest Expense” means, for any period, the sum (determined without duplication) of the gross interest expense of the Borrower and its Subsidiaries for such period calculated in accordance with GAAP, and including in any event:  (a) amortization of debt discount to the extent included in interest expense under GAAP, (b) capitalized interest, (c) the portion of any payments or accruals under Capital Leases allocable to interest expense to the extent included in interest expense under GAAP, and (d) dividends and interest, if any, paid by the Borrower whether or not in cash in connection with any preferred stock or other preferred equity interest of the Borrower, the Parent Guarantor or Yuma Energy (including the Series A Preferred Stock and any Additional Series Preferred Stock), minus the portion of any payments or accruals under Synthetic Leases allocable to interest expense.

(f) The definition of “Qualified IPO” is hereby deleted from the Credit Agreement.

(g) The definition of “Transaction Costs” is hereby amended and restated in its entirety to provide:

“Transaction Costs” means costs and expenses incurred in connection with the pursuit of the merger and reorganization of a wholly-owned Subsidiary of Yuma Energy with and into Yuma Energy.

(h) The definition of “Yuma Common Stock” is hereby inserted into the Credit Agreement in its alphabetically appropriate place:

“Yuma Common Stock” means the common stock, no par value per share, of Yuma Energy.

(i) The definition of “Yuma Energy” is hereby inserted into the Credit Agreement in its alphabetically appropriate place:

“Yuma Energy” means Yuma Energy, Inc. (formerly known as Pyramid Oil Company), a California corporation.

(j) The definition of “Yuma Energy Holders” is hereby inserted into the Credit Agreement in its alphabetically appropriate place:

“Yuma Energy Holders” means the officers and members of the board of directors of Yuma Energy as of January 23, 2015

B. Section 8.01.  Section 8.01 of the Credit Agreement is hereby amended as follows:

(a) Clauses (a) and (b) of Section 8.01 are amended and restated to provide as follows:

(a)           Annual Financial Statements.  As soon as available, but in any event not later than 120 days after the end of each fiscal year of Yuma Energy, (i) its audited consolidated balance sheet and the related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, in each case setting forth in comparative form the figures for the previous fiscal year and all reported on by independent public accountants of recognized national standing or other independent auditor reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Yuma Energy on a consolidated basis in accordance with GAAP consistently applied, and (ii) an unaudited consolidating balance sheet and related statement of operations, in each case with the Borrower and its Consolidated Subsidiaries as a discrete segment, in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Yuma Energy, its consolidated balance sheets and the related statements of operations, stockholders’ equity and cash flows, together with consolidating balance sheets (with the Borrower and its Consolidated Subsidiaries as a discrete segment) and the related statements of operations, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in the case of the consolidated financial statement only in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Yuma Energy and the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Clause (h) of Section 8.01 of the Credit Agreement is amended by inserting “Yuma Energy, Parent Guarantor,” immediately before each instance of “the Borrower” therein.

(c) Clause (i) of Section 8.01 of the Credit Agreement is amended and restated in its entirety to provide as follows:

“(i)           SEC and Other Filings; Reports to Shareholders. Promptly upon its becoming available, each Form 10-K, Form 10-Q, registration statement or prospectus filed by Yuma Energy or any of its Subsidiaries with any securities exchange or the SEC and each material report, notice or proxy statement sent by Yuma Energy or any of its Subsidiaries to its shareholders generally, as the case may be.”

C. Section 8.12.  Clause (c) of Section 8.12 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (iii) and inserting a comma in place thereof, and (ii) inserting immediately prior to the period at the end of clause (d) the following:

“and (v) the Borrower is in compliance with the requirement of Section 8.14(a) that the total value of the Mortgaged Properties comprises at least 85% of the total value of the proved developed Oil and Gas Properties and at least 50% of the total value of the proved undeveloped Oil and Gas Properties, in each case, evaluated in the most recently completed Reserve Report (or, if the Borrower is not in compliance with such requirement, setting forth in reasonable detail which Oil and Gas Properties the Borrower proposes to mortgage in order to comply with such requirement)”.

D. Section 8.14.  Clause (a) of Section 8.14 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the proved developed Oil and Gas Properties and at least 50% of the total value of the proved undeveloped Oil and Gas Properties, in each case, evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 85% or 50%, as applicable, of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of the total value of the proved developed Oil and Gas Properties and at least 50% of the total value of the proved undeveloped Oil and Gas Properties, in each case, evaluated in the most recently completed Reserve Report.  All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, Security Agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).”

E. Section 8.17.  Section 8.17 of the Credit Agreement is hereby amended by deleting the reference to “Parent Guarantor” therein and inserted in place thereof the word “Borrower”.

F. Section 9.01.  Clause (c) of Section 9.01 of the Credit Agreement is hereby amended by deleting the final sentence thereof and inserting in place thereof: “This ratio shall be determined on a consolidated basis with respect to Borrower and its Subsidiaries in accordance with GAAP.”

G. Section 9.04.  Section 9.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 9.04.                                Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or partners or make any distribution of its Property to its Equity Interest holders, provided that so long as no Default has occurred and is continuing or will result therefrom, no Borrowing Base Deficiency then exists or results therefrom and the Borrowing Base Utilization Percentage is 90% or less after giving effect thereto, then (i) the Borrower may declare and pay cash distributions to its direct and indirect Equity Interest holders to permit such holders to pay federal and state taxes due with respect to the income of the Borrower and Parent Guarantor, (ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (iii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iv) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (v) once a month, the Borrower may make Restricted Payments, directly or indirectly, to Yuma Energy to permit Yuma Energy to pay dividends in respect of (x) its Series A Preferred Stock pursuant to and accordance with the Certificate of Determination or other agreement governing the Series A Preferred Stock that do not exceed amounts required under such Certificate of Determination and (y) any Additional Series Preferred Stock pursuant to and accordance with any applicable certificate of determination or other agreement governing such Additional Series Preferred Stock that do not exceed amounts required under such certificate of determination, and (vi) the Borrower may make Restricted Payments to Yuma Energy or Parent Guarantor in an amount not to exceed (x) $9,000,000 in the fiscal year ending December 31, 2014 or (y) $8,000,000 in any other fiscal year (the “Total Costs Cap”) for the purposes of (A) paying General and Administrative Costs and (B) Transaction Costs; provided, however, that in the event the Transaction Costs cause the Total Costs to exceed the Total Costs Cap, such Total Costs Cap shall be increased by the lesser of (1) the amount by which the Transaction Costs cause the Total Costs to exceed $9,000,000 in the fiscal year ending December 31, 2014 or $8,000,000 in any other fiscal year and (2) $1,000,000.”

3. Redetermination of the Borrowing Base.  Effective as of the Effective Date, until the next redetermination of the Borrowing Base in accordance with the provisions of Section 2.07 of the Credit Agreement (which shall occur on February 1, 2015, the Borrower having irrevocably notified (and the Borrower does hereby irrevocably so notify) the Administrative Agent that it has elected such date to be the date of an Interim Redetermination in accordance with Section 2.07(b) of the Credit Agreement) or such earlier date in accordance with the provisions of Section 2.07, the Borrowing Base shall remain at $40,000,000.  Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Borrowing Base pursuant to this Section 3 shall constitute the October 15, 2014 Scheduled Redetermination of the Borrowing Base and not an Interim Redetermination of the Borrowing Base pursuant to Section 2.07(b) of the Credit Agreement.

4. Conditions Precedent. The obligations and agreements of the Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by the Administrative Agent and Lenders comprising at least the Required Lenders, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

A. The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Amendment duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantor, the Administrative Agent and Lenders comprising at least the Required Lenders.

B. The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other duly authorized officer satisfactory to the Administrative Agent of Pyramid Oil LLC, a California limited liability company (“Pyramid”) setting forth (i) resolutions of its board of directors or board of managers (or equivalent body) or its managing member authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of Pyramid (y) who are authorized to sign the Loan Documents to which Pyramid is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or certificate of formation and partnership agreement or certificate of formation and limited liability company agreement (as the case may be) of Pyramid, certified as being true and complete.

C. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of Pyramid.

D. The Administrative Agent shall have received from Borrower, the Parent Guarantor and Pyramid, as applicable, duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement from Pyramid and the other Security Instruments described on Annex I hereto.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)           be satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a), (b), (c) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 85% of the total value of the Borrower’s proved developed Oil and Gas Properties and at least 50% of the total value of the Borrower’s proved undeveloped Oil and Gas Properties evaluated in the most recently delivered Reserve Report; and

(ii)           have received certificates (if any), together with undated, blank stock powers (if applicable) for each such certificate, representing all of the certificated issued and outstanding Equity Interest of each Person the Equity Interest of which are required to be pledged pursuant to the Loan Documents.

E. The Administrative Agent shall have received an opinion of (A) Jones and Keller, special counsel to Borrower, Pyramid and Parent Guarantor, in form and substance satisfactory to the Administrative Agent and (B) local counsel in California and North Dakota, in form and substance satisfactory to the Administrative Agent.

F. The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and Pyramid evidencing that the Borrower and Pyramid are carrying insurance in accordance with Section 7.12.

G. The Administrative Agent shall have received title opinions and other title information and data as the Administrative Agent may reasonably request satisfactory to the Administrative Agent setting forth the status of title to that portion of the Oil and Gas Properties to be mortgaged in connection with this Amendment as the Administrative Agent shall reasonably determine, including, without limitation, evidence reasonably satisfactory to the Administrative Agent that Yuma Energy has conveyed, directly or indirectly, its right, title and interest in and to its Oil and Gas Properties located in California to Pyramid.

H. The Administrative Agent shall be satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries to be mortgaged in connection with this Amendment.

I. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03 of the Credit Agreement with respect to the transactions and Loan Documents contemplated by this Amendment.

J. The Administrative Agent shall have received (a) payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other documents in connection herewith, and (b) all fees due and payable under the Credit Agreement and under any separate fee agreement entered into by the parties pursuant to the Credit Agreement.

K. The Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of the Effective Date and (ii) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

5. Certain Representations.  Borrower represents and warrants that, as of the Effective Date:  (a) Borrower has full power and authority to execute this Amendment and the other documents executed in connection herewith and this Amendment and such other documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower thereof.  In addition, Borrower represents that after giving effect to this Amendment all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date.

6. No Further Amendments.  Except as amended hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties.

7. Acknowledgments and Agreements.  Borrower acknowledges that on the date hereof all outstanding Indebtedness is payable in accordance with its terms, and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.  Borrower, Administrative Agent and each Lender do hereby adopt, ratify and confirm the Credit Agreement, as amended hereby, and acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect.  Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, and under the Loan Documents, are not impaired in any respect by this Amendment.  Any breach of any representations, warranties and covenants under this Amendment shall be an Event of Default under the Credit Agreement.

8. Limitation on Agreements.  The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the Loan Documents (other than the waiver of the Specified Default), or (b) to prejudice any right or rights which Administrative Agent now has or may have in the future under or in connection with the Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. This Amendment shall constitute a Loan Document for all purposes.

9. Confirmation of Security.  Borrower hereby confirms and agrees that all of the Security Instruments, as may be amended in accordance herewith, which presently secure the Indebtedness shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Indebtedness as described in the Credit Agreement as modified by this Amendment.

10. Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

11. Incorporation of Certain Provisions by Reference.  The provisions of Section 12.09 of the Credit Agreement captioned “Governing Law; Jurisdiction; Consent to Service of Process” are incorporated herein by reference for all purposes.

12. Entirety, Etc.  This Amendment, the Expenses and Indemnity Letter and all of the other Loan Documents embody the entire agreement between the parties.  THIS AMENDMENT, THE EXPENSES AND INDEMNITY LETTER AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:	/s/ Kirk F. Sprunger
Kirk F. Sprunger
Chief Financial Officer, Corporate Secretary and Treasurer

ADMINISTRATIVE AGENT, ISSUING BANK
AND LENDER:

SOCIÉTÉ GÉNÉRALE

By:	/s/ Max Sonnonstine
Max Sonnonstine
Director, Portfolio Manager

LENDER:

ONEWEST BANK, FSB

By:	/s/ Whitney Randolph
Whitney Randolph
Senior Vice President

LENDER:

LEGACYTEXAS BANK (successor to ViewPoint Bank, N.A.)

By:	/s/ David Carter
David Carter
Vice President

THE GUARANTOR HEREBY CONSENTS TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THE TERMS OF THIS AMENDMENT BY THE BORROWER:

THE YUMA COMPANIES, INC.

By:	/s/ Kirk Sprunger
Kirk Sprunger
Chief Financial Officer, Corporate Secretary and Treasurer

PYRAMID OIL LLC

By:	/s/ Kirk Sprunger
Kirk Sprunger
Chief Financial Officer, Secretary and Treasurer

Annex I

to Sixth Amendment to Credit Agreement

Security Instruments

Security Agreement from Pyramid

California Mortgage from Pyramid

Hazardous Materials Indemnity and Environmental Undertaking (California) from Pyramid

North Dakota Mortgage from Borrower

Pledge Agreement from Parent Guarantor (pledging Borrower’s Equity Interests)

Pledge Agreement from Borrower (pledging Pyramid’s Equity Interests)

Louisiana Mortgage from Borrower